Exhibit 10.66

Name:
Number of Stock Units:
Date of Grant: November 15, 2012

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II

MANAGEMENT PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS AWARD AND ANY SECURITIES ISSUED UPON THE PAYMENT OF THIS

RESTRICTED STOCK UNIT AWARD ARE SUBJECT TO RESTRICTIONS ON VOTING

AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET

FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AMONG

SUNGARD CAPITAL CORP., SUNGARD CAPITAL CORP. II, SUNGARD HOLDING

CORP., SUNGARD HOLDCO LLC, SUNGARD DATA SYSTEMS INC. AND CERTAIN

STOCKHOLDERS OF SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II,

DATED AS OF NOVEMBER 7, 2012 (AS IN EFFECT FROM TIME TO TIME, THE

“STOCKHOLDERS AGREEMENT”).

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II STRONGLY

ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL

ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

This agreement (the “Agreement”) evidences Restricted Stock Units granted by SunGard Capital Corp., a Delaware corporation (the “Company”), and SunGard Capital Corp. II, a Delaware corporation (“Lowerco” and together with the Company, the “Companies”), to the undersigned (the “Grantee”), pursuant to, and subject to the terms of, the SunGard 2005 Management Incentive Plan (as amended from time to time, the “Plan”) which is incorporated herein by reference and of which the Grantee hereby acknowledges receipt.

1. Grant of Restricted Stock Units. The Company and Lowerco (as applicable) grant to the Grantee, as of the above Date of Grant, Restricted Stock Units for the number of Stock Units stated above (the “Stock Units”), on the terms provided herein and in the Plan. The Stock Units represent a conditional right to receive Units (as defined below) consisting of Class A Common shares, Class L Common shares and Lowerco Preferred shares (the “Shares”). The Stock Units evidenced by this Agreement are granted to the Grantee in an Employment capacity as an Employee.

2. Stock Unit Account. The Company shall establish and maintain a Stock Unit account (the “Account”) as a bookkeeping account on its records for the Grantee and shall record in the Account the number of Stock Units awarded to the Grantee. No Shares shall be issued to the Grantee at the time the Award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Companies with respect to any Stock Units recorded in the Account or amounts credited to the Account pursuant to Section 8. The Grantee shall not have any interest in any fund or specific assets of the Companies by reason of this Award or the Account established for the Grantee.

3. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The terms “Change of Control,” “Disability” and “Fair Market Value” shall have the same meaning as set forth in the Stockholders Agreement and without regard to any subsequent amendment thereof. The term “Performance Period” is defined in Schedule A. The following terms shall have the following meanings:

(a)	“Adjustment Event” means (i) a cash distribution with respect to Shares paid to all or substantially all holders of Shares, other than cash dividends in respect of Shares declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase (in each case, as applicable, by the Company, Lowerco or any of their subsidiaries) of all or part of any class of Shares;

(b)	“CEO” means the Chief Executive Officer of the Company.

(c)	“Date of Termination” means the date that the termination of the Grantee’s Employment with Employer is effective on account of the Grantee’s death, the Grantee’s Disability, termination by Employer for Cause or without Cause, or by the Grantee, as the case may be;

(d)	“Employer” means the Company or, as the case may be, its Affiliate with whom the Grantee has entered into an Employment relationship;

(e)	“Investors” means investment funds advised by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and TPG that own capital stock of the Company;

(f)	“Restrictive Covenant” means any of the restrictive covenants set forth in Exhibit A, which is incorporated herein by reference;

(g)	“Tax” or “Taxes” means any income tax, social insurance, payroll tax, contributions, payment on account obligations or other payments;

(h)	“Unit” means an undivided interest in 1.3 Class A shares, 0.1444 Class L shares and 0.05 Lowerco Preferred shares, determined at the Date of Grant, as it may be adjusted as provided herein; and

(i)

“Vest on a Pro Rata Basis” means, with respect to the Grantee’s termination of Employment described in Section 4(a) during the Performance Period, that the Grantee’s Stock Units shall continue to be earned through the end of the Performance Period, provided that only a portion of the Stock Units subject to this Restricted Stock Unit Agreement that otherwise would have been earned at the end of the Performance Period shall be earned as of the end of such period, such portion being determined by multiplying (i) the number of Stock Units that otherwise would have been earned at the end of the Performance Period based upon attainment of the pre-determined performance goal, by (ii) (A) the number of days in which the Grantee was employed by Employer during the Performance Period divided by (B) 365 (the number of days in the Performance Period) (rounded to the nearest whole number of Stock Units); and the Stock Units that are earned for the Performance Period as described in this paragraph shall vest as of the last day of the Performance Period pursuant to Section 4(a).

As used herein with respect to the Stock Units, the Stock Units shall be earned based on performance and shall vest based on Section 4 below, and the term “vest” means that the restrictions on the right to receive payment pursuant to the Stock Units lapse in whole or in specified part.

4. Vesting of Stock Units. The Stock Units shall be subject to forfeiture until the Stock Units vest. The Stock Units shall vest, in accordance with Schedule A, based on attainment of the performance goals specified on Schedule A and the Grantee’s continued Employment; provided, however, that:

(a)	if the Grantee’s Employment terminates as a result of (i) termination of the Grantee by Employer without Cause or (ii) the Grantee’s Disability or death, then (A) if the Date of Termination occurs during the Performance Period, the Stock Units shall Vest on a Pro Rata Basis, and (B) if the Date of Termination occurs after end of the Performance Period, any unvested Stock Units that were earned for the Performance Period shall become fully vested as of the Date of Termination; any unvested Stock Units that do not vest as described above shall be forfeited;

(b)	if the Grantee’s Employment terminates for any reason before the Performance Period begins, no Stock Units shall be earned or vested with respect to the Performance Period, and the Stock Units shall be forfeited;

(c)	if the Grantee’s Employment terminates as a result of resignation by the Grantee, then (A) if the Date of Termination occurs during the Performance Period, no Stock Units shall be earned or vested with respect to the Performance Period, and (B) if the Date of Termination occurs after end of the Performance Period, any Stock Units that were earned for the Performance Period shall stop vesting as of the Date of Termination, and the unvested Stock Units shall be forfeited;

(d)	if the Grantee’s Employment terminates as a result of termination by Employer for Cause, then the Stock Units will be immediately forfeited by the Grantee and terminate as of the Date of Termination; and

(e)	upon a Change of Control during the Performance Period, the Compensation Committee of the Board and the CEO will determine in mutual consultation the effect of such Change of Control on the Stock Units, which shall be treated in a manner they jointly consider equitable under the circumstances; provided that in the event of a Change of Control after the Performance Period, any Stock Units that were earned with respect to the Performance Period and that have not yet vested shall vest in full upon the Change of Control.

5. Payment of Stock Units. The Grantee’s vested Stock Units shall be paid in Shares upon the first to occur of (i) a Change of Control that meets the requirements of a “change in control event” under Section 409A of the Code, (ii) the Grantee’s separation from service with the Employer for any reason other than for Cause, or (iii) June 1, 2016. If a Change of Control occurs before the Stock Units are fully vested, any Stock Units that subsequently vest shall be paid upon the first to occur of (i) the Grantee’s separation from service for any reason other than for Cause or (ii) June 1, 2016. Notwithstanding the foregoing, all distributions of Shares under this Agreement upon separation from service shall only be made upon the Grantee’s “separation from service” within the meaning of Section 409A of the Code and distributions shall be made at a time and in a manner consistent with Section 409A. Subject to Sections 15, 16 and 20, when the vested Stock Units become payable, the Companies will issue to the Grantee Shares representing the Units underlying the vested Stock Units, subject to satisfaction of the Grantee’s Tax withholding obligations as described below, within 30 days after the payment event.

6. Certain Calls and Puts. The Stock Units granted hereunder and the related Shares are subject to the call and put rights contained in Section 6 of the Stockholders Agreement, while the Stockholders Agreement remains in effect, except that such put rights shall be granted only if and to the extent permitted by the Code (including Section 409A thereof); provided, however, that the call rights contained in Section 6 of the Stockholders Agreement shall not apply in the event of a termination resulting from Disability or death.

7. Share Restrictions, etc. Except as expressly provided herein, the Grantee’s rights hereunder and with respect to Shares received upon payment in accordance with Section 5 herein are subject to the restrictions and other provisions contained in the Stockholders Agreement, while the Stockholders Agreement remains in effect.

8. Distributions, Redemptions, etc.

(a)	Upon the occurrence of an Adjustment Event, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units in connection with the Adjustment Event, multiplied by (ii) the number of Shares of the class of stock affected by the Adjustment Event that are included in each Unit immediately prior to the Adjustment Event, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(b)	If any other cash dividend or distribution is paid with respect to Shares underlying the Stock Units, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units, multiplied by (ii) the number of Shares of the applicable class of stock that are included in each Unit, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(c)

The amount credited to the Account pursuant to this Section 8 with respect to Stock Units is referred to as the “Bonus Value.” The Bonus Value shall vest on the same terms as the Stock Units to which it relates, as set forth in this Agreement, and the vested Bonus Value shall be paid to the Grantee, in cash,

Shares or such other securities or assets as the Compensation Committee or Board shall determine, at the same time as the vested Stock Units are paid pursuant to Section 5 herein, consistent with Section 409A of the Code.

(d)	In the case of a redemption or repurchase of Shares, the number of Shares of the class of stock redeemed or repurchased that are subject to outstanding Stock Units will be automatically reduced by an amount proportionate to the percentage reduction in outstanding Shares of the affected class resulting from the redemption or repurchase. The Grantee shall be entitled to receive any information reasonably requested regarding the composition of a Unit, as adjusted in accordance with this Section 8.

9. Forfeiture. Upon delivery of Shares pursuant to the Stock Units, the Grantee shall certify on a form acceptable to the Committee that the Grantee is, and at all times during and after Employment has been, in compliance with the Restrictive Covenants and all other agreements between the Grantee and the Company or any of its Affiliates. If the Company determines that the Grantee is not, or at any time during or after Employment has not been, in compliance with one or more of the Restrictive Covenants or with the provisions of any agreement between the Grantee and the Company or any of its Affiliates, and such non-compliance has not been authorized in advance in a specific written waiver from the Company or the applicable party, the Committee may cancel any unpaid Stock Units. The Company shall also have the following (and only the following) additional remedies:

(a)	During the six months after any delivery of Shares pursuant to the Stock Units, such delivery may be rescinded at the Company’s option if the Grantee fails, or at any time during or after Employment has failed, to comply in any material respect with the terms of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or if the Grantee breaches, or at any time during or after Employment has breached, any duty to the Company or any of its Affiliates. The Company shall notify the Grantee in writing of any such rescission within one year after such delivery. Within ten days after receiving such a notice from the Company, the Grantee shall remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares, (ii) any consideration received upon the exchange of any Shares (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange), and (iii) the number of Shares received in connection with the rescinded delivery.

(b)

The Company shall have the right to offset, against any Shares and any cash amounts due to the Grantee under or by reason of the Grantee’s holding the Stock Units, any amounts to which the Company is entitled as a result of the Grantee’s violation of the terms of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or the Grantee’s breach of any duty to the Company or any of its Affiliates; provided, however, that no offset shall accelerate or defer the distribution date of amounts payable under this Agreement in violation of Section 409A of the Code, and any offset in violation of Section 409A shall be null and void. Accordingly, the Grantee acknowledges that (i) the

Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such withholding, or escrow, subject, however, to compliance with the requirements of Section 409A of the Code.

The Grantee acknowledges and agrees that the calculation of damages from a breach of any of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or of any duty to the Company or any of its Affiliates would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Grantee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

10. Legends, etc. Shares issued upon the lapse of any restrictions on the Stock Units shall bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

11. Transfer of Stock Units. The Stock Units may only be transferred by the laws of descent and distribution, or to a legal representative in the event of the Grantee’s incapacity and in accordance with the terms of the Stockholders Agreement.

12. Withholding. The payment of the Shares and other amounts in accordance with this Agreement will give rise to compensation income which may be subject to Tax withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued Shares in accordance with Section 5 herein and paid cash, Shares or other property in accordance with Section 8 hereof, are subject to the Grantee promptly paying to the Companies all Taxes required to be withheld. The Administrator may require that the Grantee pay any Tax withholding or other amounts required to be paid by the Companies or any Affiliate with respect to the grant or vesting of the Stock Units or the payment of the Shares or other amounts under this Agreement at such time as the Administrator determines. The Grantee authorizes the Companies and their Affiliates to withhold all required tax withholding amounts from any amounts payable under this Agreement or otherwise owed to the Grantee. Unless the Administrator determines otherwise, any tax withholding obligation with respect to the payment of Shares shall be satisfied by having Shares withheld up to an amount that does not exceed the minimum applicable withholding Tax.

13. Grant Subject to Plan Provisions. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award and payment of the Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Administrator in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares issued under the Plan, (ii) changes in capitalization and (iii) other requirements of applicable law. The Administrator shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

14. Effect on Employment. Neither the grant of the Stock Units, nor the issuance of Shares or other payments in accordance with this Agreement, shall give the Grantee any right to be retained in the employ of the Company, Lowerco or any of their Affiliates, affect the right of the Company, Lowerco or any of their Affiliates to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate his or her Employment at any time, subject to applicable local law and the terms of any employment agreement.

15. Delay in Payments for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a “specified employee” of a publicly traded corporation under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Grantee dies during the postponement period prior to the payment of postponed amount, the accumulated postponed amount shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

16. Section 409A. It is intended that the Stock Units awarded hereunder shall comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and this Agreement shall be interpreted on a basis consistent with such intent. Payments shall only be made on an event and in a manner permitted by Section 409A of the Code. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. As provided under Section 409A, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Grantee, the payment will be treated as made upon the date specified hereunder if the payment is made during the first calendar year in which calculation of the amount of the payment is administratively practicable. Accordingly, if the Grantee’s Date of Termination occurs on or after January 1, 2013 during the Performance Period and the Stock Units Vest on a Pro Rata Basis under Section 4(a), and calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Grantee, the vested Stock Units shall be paid during the first calendar year in which calculation of the amount of the payment is administratively practicable, in accordance with Section 409A. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

17. Nature of Grant; No Entitlement; No Claim for Compensation. The Grantee, in accepting the Stock Units, represents and acknowledges the following:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b)	The grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)	All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.

(d)	The Stock Units and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate (including, as applicable, the Grantee’s Employer) and which are outside the scope of the your employment contract, if any.

(e)	The Stock Units and any Shares acquired under the Plan are not part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(f)	The Stock Units and the Shares subject to the Stock Units are not intended to replace any pension rights or compensation.

(g)	The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its subsidiaries.

(h)	In the event that the Grantee’s employer is not the Company, the grant of the Stock Units will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Stock Units will not be interpreted to form an employment contract with the Grantee’s Employer or any Affiliate.

(i)	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Stock Units and receives Shares, the value of the acquired Shares may increase or decrease. The Grantee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Stock Units or the Shares.

(j)	In consideration of the grant of the Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units or diminution in value of the Stock Units or any of the Shares issuable under the Stock Units from termination of the Grantee’s employment by the Company or his or her Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee’s Employer, and the Grantee irrevocably releases his or her Employer, the Company and its Affiliates, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

18. Data Privacy.

(a)	The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)	The Grantee understands that the Grantee’s Employer, the Company and its Affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)	The Grantee understands that the Data may be transferred to the Company, an Affiliate and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

19. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

20. Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, then it shall be reformed so as to be enforceable consistent with the parties’ intent. Only if such unenforceable provision (or part thereof) cannot be reformed, shall such provision (or part thereof) be severed from this Agreement and such unenforceability will not affect any other provision (or part thereof) of this Agreement.

21. Compliance with Laws, Regulations and Policies. The issuance of Shares pursuant to the vested Stock Units shall be subject to compliance by the Companies and the Grantee with all applicable requirements of law relating thereto (including, without limitation, foreign securities and exchange control requirements). The inability of the Companies to lawfully issue Shares or the inability of the Companies and/or the Grantee to obtain approval from any regulatory body having authority deemed by the Companies to be necessary to the lawful issuance of any Shares hereby shall relieve the Companies of any liability with respect to the non-issuance of the Shares. The Stock Units, and all Shares and other amounts payable pursuant to the Stock Units, are subject to the terms of any applicable clawback and other policies adopted by the Board.

22. Amendment. In addition to the authority to make adjustments pursuant to Section 7(b) of the Plan, the Administrator may modify the terms of the Award as the Administrator deems appropriate, in good faith, to take account of a change in circumstances occasioned by a stock dividend or other similar distribution (whether in the form of stock, other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, including the power to adjust the performance goals that are affected by such a transaction.

23. Additional Terms and Conditions for Residents of Certain Countries. The following are additional terms and conditions that govern an Award granted to a Grantee resident in one of the countries listed below. In addition, if a Grantee relocates to one of the countries included below, the special terms and conditions for such country will apply to the Grantee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

(a)	For Residents of Australia:

(i)

This Agreement has been prepared for the purpose of providing general information, without taking account of the Grantee’s objectives, financial situation or needs. The Grantee should, before making any decisions, consider the appropriateness of the information in this Agreement, and seek professional advice, having regard to the Grantee’s objectives, financial situation and needs.

(ii)	The Companies are not licensed to provide financial product advice in Australia in relation to the Stock Units and recommend that the Grantee read the Plan and this Agreement in full before making a decision to accept an offer of Stock Units. There is no cooling-off regime in Australia that applies in respect of the offer of Stock Units.

(iii)	If the Grantee acquires Shares under the Plan and offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offers.

(b)	For Residents of Canada:

(i)	Notwithstanding Section 12, the Grantee may elect (in accordance with the procedures established by the Company) to pay any withholding Tax in cash. If the Grantee does not make a timely election, then unless the Administrator determines otherwise, the Grantee will be deemed to have elected to pay the withholding Tax by having the Company withhold Shares as provided in Section 12.

(ii)	Additional Terms for Residents of Quebec: The following additional provisions apply for residents of Quebec:

A.	Data Privacy: The Grantee hereby authorizes the Companies’ representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Companies and the Administrator which administers the Plan, to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Companies to record such information and to keep such information in the Grantee’s employee file.

B.	Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

(c)	For Residents of Chile: Neither the Company nor Lowerco or any of the Shares are (i) listed in the Chilean Registry of Securities or (ii) under the supervision and control of the Superintendencia Valores Y Seguros de Chile.

(d)	For Residents of China: The issuance of Shares pursuant to the vested Stock Units shall be subject to compliance by the Companies and the Grantee with all applicable requirements of the laws and rules of the People’s Republic of China including, without limitation, the State Administration of Foreign Exchange (“SAFE”). Such laws and rules may require that the Shares be held in a Company-designated brokerage account following issuance, that any acquired Shares be sold upon issuance or within a designated period of time following termination of employment and/or that sales proceeds from the sale of the Shares be remitted to the People’s Republic of China and distributed to the Grantee in accordance with applicable requirements.

(e)	For Residents of Hong Kong: The Stock Units and the Shares to be issued upon vesting of the Stock Units do not constitute a public offer of securities and are available only for employees of the Company or a subsidiary.

WARNING: The contents of the Agreement and the Plan have not been reviewed by any regulatory authority in Hong Kong. The Grantee is advised to exercise caution in relation to the Stock Units. If the Grantee is in any doubt as to the contents of the Agreement or the Plan, the Grantee should obtain independent professional advice.

(f)	For Residents of Singapore: The Stock Units have been granted pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Grantee should note that the Stock Units are subject to section 257 of the SFA and Grantee will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

(g)	For Residents of Switzerland: The grant of the Stock Units under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

[SIGNATURE PAGE FOLLOWS]

By acceptance of the Stock Units, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement as a “Manager” as defined therein.

Executed as of the Date of Grant.

U.K. Grantees: Signed as a deed as of the Date of Grant.

SunGard Capital Corp. and	SUNGARD CAPITAL CORP.
SunGard Capital Corp. II	SUNGARD CAPITAL CORP. II

By:

Grantee

I ACKNOWLEDGE THAT I HAVE RECEIVED A COPY OF THIS AGREEMENT AND CERTAIN RELATED INFORMATION, AND THAT I HAVE READ AND UNDERSTOOD THESE DOCUMENTS, INCLUDING THE RESTRICTIVE COVENANTS SET FORTH IN EXHIBIT A TO THIS AGREEMENT. I ACCEPT AND AGREE TO ALL OF THE PROVISIONS OF THIS AGREEMENT. I AGREE THAT ALL DECISIONS AND DETERMINATIONS OF THE ADMINISTRATOR SHALL BE FINAL AND BINDING ON ME AND ON ANY OTHER PERSON HAVING OR CLAIMING A RIGHT UNDER THIS AGREEMENT.

«First» «Last»

Witness requirement for UK Grantees only:

Signed as deed by Grantee in the presence of:

Witness Signature:

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Schedule A

Vesting Schedule

(1)	The Stock Units shall be earned to the extent the Target is achieved at the end of Performance Period as follows, and the portion of the Stock Units that is earned for the Performance Period shall vest in accordance with paragraph (2) below:

(a)	if Internal Adjusted EBITDA for the Performance Period is less than or equal to 95% of the Target, none of the Stock Units shall be earned at the end of the Performance Period;

(b)	if Internal Adjusted EBITDA for the Performance Period is between 95% and 100% of the Target, the number of Stock Units that shall be earned at the end of the Performance Period shall be determined by linear interpolation between 95% and 100% of the number of Stock Units; and

(c)	if Internal Adjusted EBITDA for the Performance Period is equal to or greater than 100% of the Target, all of the Stock Units shall be earned at the end of the Performance Period.

(2)	Subject to continued Employment, 25% of the earned Stock Units shall vest on December 31, 2013, November 15, 2014 and November 15, 2015, and the remaining 25% will vest on June 1, 2016.

(3)	Any Stock Units that are not earned at the end of the Performance Period shall be forfeited as of the end of the Performance Period. Except as specifically provided in this Agreement, any unvested Stock Units shall be forfeited as of the Grantee’s Date of Termination.

For purposes of this Vesting Schedule:

“Performance Period” means the 12-month period from January 1, 2013 to December 31, 2013.

“Internal Adjusted EBITDA” means the Company’s actual earnings before interest, taxes, depreciation and amortization for the applicable period, determined based on the Company’s audited financials, as adjusted to reflect the consequences of acquisitions, dispositions, restructurings, goodwill charges and other extraordinary items (as determined in good faith by the Compensation Committee in consultation with the CEO), but shall not be reduced by stock compensation expense and the cost of the Company’s management and transaction fees payable to the Investors or their affiliates.

“Target” means the Company’s final consolidated Internal Adjusted EBITDA, as approved by the Board or Compensation Committee and as appears in the Company’s operating budget for the period from January 1, 2013 to December 31, 2013. Internal Adjusted EBITDA targets shall be appropriately adjusted by the Compensation Committee in consultation with the CEO in case of changes in GAAP promulgated by FASB or the SEC or changes in depreciation methodology.

Exhibit A

Restrictive Covenants

1. The “Restricted Period” means the period during the Grantee’s Employment and continuing until the date that is six months following the final delivery of Shares under this Agreement. The “Post-Termination Restricted Period” is that portion of the Restricted Period beginning on the Grantee’s Date of Termination and ending on the six month anniversary of the date of final delivery of Shares under this Agreement.

2. Except as noted in subsection 2(c),

a. The Grantee will not render services during the Restricted Period for any organization or engage directly or indirectly in any business which, in the judgment and sole determination of the CEO or another senior officer designated by the Committee, is or becomes competitive with any business of the Company and/or its Affiliates (together, for purposes of this Exhibit A, “Company”) with respect to which the Grantee had significant involvement or responsibility during his or her Employment (the “Grantee’s Business”), or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company with respect to the Grantee’s Business. The foregoing covenant shall apply to any such business or organization that operates in the same geographic location anywhere in the world in which the Grantee’s Business operates, unless Grantee’s responsibilities were limited to a defined territory or market. If Grantee’s responsibilities were limited to a defined territory or market, then this covenant will apply only to any territory or market for which Grantee was responsible during the last two years of Grantee’s employment with the Company. If the Grantee’s Employment with the Company has terminated, the judgment of the CEO or other designated officer will be based on the Grantee’s position and responsibilities while employed by the Company, the Grantee’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s customers, suppliers, employees and competitors of the Grantee’s assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances.

b. During the Restricted Period, the Grantee will not solicit or contact at any time, directly or through others, for the purpose or with the effect of competing or interfering with or harming any part of the Company’s business, (a) any customer or acquisition target under contract with the Company at any time during the last two years of the Grantee’s Employment with the Company; (b) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from the Company at any time during the last two years of the Grantee’s Employment with the Company; (c) any affiliate of any such customer or prospect; and (d) any of the individual contacts established by the Company or the Grantee or others at the Company during the period of the Grantee’s Employment with the Company.

c. The foregoing covenants shall apply to the Post-Termination Restricted Period only if Grantee was not a resident of California on the Grantee’s Date of Termination and is not a resident of California during the Post-Termination Restricted Period.

3. At all times during the Grantee’s Employment and after the Grantee’s Date of Termination, the Grantee will not disclose to anyone outside the Company, or use other than in and for the sole benefit of the Company’s business, any confidential or proprietary information or material relating to the business of the Company (“Proprietary Information”), acquired or developed by the Grantee either during Employment with the Company. The Grantee understands that the Company’s Proprietary Information includes, by way of example and not limitation, the following information that is not generally available to the public nor readily ascertainable by the public, which has been subject to reasonable procedures of confidentiality, and has value to the Company’s business and, if disclosed, likely would have value to the business of the Company’s competitors: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non-public financial information; and (h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies. Proprietary Information does not include information that is generally available to, or known by, the public without violation of any applicable trade secret law or breach of a contractual covenant of confidentiality by Employee or any current or former employee, contractor or others in such relationships with the Company.

4. The Grantee will promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, and other ideas and inventions (collectively, “works and ideas”) pertaining to the Company’s business, whether or not patentable or copyrightable, that are made, written, developed, conceived or reduced to practice by the Grantee, alone or with others, at any time (during or after business hours) while the Grantee is employed by the Company or during the three months after the Grantee’s Date of Termination. The Grantee understands that all of those works and ideas will be the Company’s exclusive property, and by accepting the Stock Units the Grantee hereby assigns all the Grantee’s right, title and interest in those works and ideas to the Company. The Grantee will sign all documents which the Company deems necessary to confirm its ownership of those works and ideas, and the Grantee will cooperate fully with the Company to allow the Company to take full advantage of those works and ideas, including the securing of patent and/or copyright protection and/or other similar rights in the United States and in foreign countries. Works and ideas, whether or not patentable or copyrightable, made, written, developed, conceived or reduced to practice by the Grantee, alone or with others, not subject to compelled assignment under this Section 3 are those that meet each of the following criteria: (a) are or were developed entirely on Grantee’s own time; and (b) are or were developed without use of any equipment, supplies, facility or Proprietary Information of the Company; and (c) (i) do not relate, at the time made, written, developed, conceived or reduced to practice, to the Company’s business or its actual or demonstrably anticipated research, development or business plans, or (ii) do not result from any service provided or work performed by Grantee for the Company.

5. During the Restricted Period, the Grantee will not solicit or encourage, directly or indirectly,

a. any individual who is an employee or independent contractor of the Company during the Restricted Period (“Service Provider”), and also was an employee or independent contractor of the Company within the six months before Grantee’s Date of Termination, to terminate or reduce such employee’ or independent contractor’s relationship with the Company.

b. by use of any Proprietary Information, any Service Provider to terminate or reduce his, her or its employment or independent contractor relationship with the Company.

6. If any provision of this Exhibit A, or part thereof, is held to be unenforceable due to being overbroad with respect to time, geography or scope, then it shall be reformed so as to be enforceable consistent with the Company’s intent to award Stock Units only to Grantees who are contractually bound to protect, to the maximum extent permitted by applicable law, the Company’s Proprietary Information, business goodwill, relationships with customers, prospective customers, vendors and Service Providers, as well as the Company’s works and ideas. Only if such unenforceable provision (or part thereof) cannot be reformed, shall such provision (or part thereof) be severed from this Exhibit A and such unenforceability will not affect any other provision (or part thereof) of this Exhibit A or the Agreement of which this Exhibit A is a part.